Exhibit 10.1

SUMMARY SHEET
OF
2005 COMPENSATION

Director Compensation

Effective December 1, 2005 directors receive an annual fee of $20,000 for their service on the Board. They receive $3,000 per board meeting attended and $1,000 per telephonic board meeting attended. They also receive $1,000 for each committee meeting attended that is not held in conjunction with a Board of Directors’ meeting and $500 for each committee meeting attended that is held in conjunction with a Board of Directors’ meeting. J. Fred Risk is paid an additional annual fee of $20,000 for his services as Chairman of the Audit Committee. James Williamson is paid an additional annual fee of $25,000 for his services as Chairman of the Executive Committee, Chairman of the Compensation Committee and Lead Outside Director. Dr. John W. Ryan is paid an additional annual fee of $15,000 for his services as Chairman of the Nominating/Corporate Governance Committee. Directors who are also employees of the Company are not paid for their services on the Board. In addition, the ordinary and necessary expenses of members of the Board of Directors incurred in attending board and committee meetings are paid by the Company.

Options to purchase 5,000 shares of Steak n Shake Company stock were granted to the Company’s Directors, Drs. Person and Ryan and Messrs. Kelley, Goldsmith, Lanham, Risk and Williamson, and options to purchase 3,000 shares were granted to Mr. Frank G. Regas, a director of a subsidiary of the Company. The options have an exercise price equal to the closing per share price on the New York Stock Exchange on November 17, 2004. The Board of Directors conditionally granted these options on November 17, 2004, subject to shareholder approval at the 2005 Annual Meeting of Shareholders. The terms and conditions of these option grants are set forth in the 2005 Director Stock Option Plan, filed as Appendix A to the Company's 2005 Annual Proxy Statement.

Named Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company's executive officers. The following are base salaries for the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") identified in the last proxy statement, as well as Mr. Jeffrey Blade, the Company’s CFO, who would have been a Named Executive Officer in the last proxy statement if he had been employed for the entire prior fiscal year:

Alan B. Gilman, Chairman	$500,000
Peter M. Dunn, President and Chief Executive Officer	$500,000
Jeffrey A. Blade, Senior Vice President, CFO	$300,000
Gary T. Reinwald, Executive Vice President	$245,000
Roxanne Crosby, Senior Vice President	$210,000
Gary S. Walker, Senior Vice President	$205,000

Each of the Named Executive Officers is also eligible to receive an annual bonus under the Company's Incentive Bonus Plan and to receive awards under the Company's Amended and Restated 1997 Capital Appreciation Plan, and the Company's Employee Stock Option Plans. With respect to the Incentive Bonus Plan, the Board has established targeted earnings and sales growth goals for the 2005 fiscal year, the achievement of which will trigger payments under the Plan. Each executive job classification has a specific bonus percentage level based on the level of responsibility that it requires, the impact it can have on the business and prior performance by the executive. The Named Executive Officers have targeted bonus percentage levels ranging from 28% to 50% of their salary. Bonuses are determined based on the Company’s actual earnings and sales results as compared to the targeted goals. No bonus is paid for performance below a minimum threshold, and the payment is reduced substantially for performance below the targets. The maximum amount payable under the Incentive Bonus Plan is 2.5 times the individual bonus percentage level, if Company and individual performance are substantially above the targeted earnings and sales goals. Payment of bonuses, if any, is normally made in November after the end of the performance period during which bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

The Named Executive Officers are also eligible to participate in the Steak n Shake Non-Qualified Savings Plan (the "Plan"). The Plan is designed to allow the Company’s executives to save for retirement in excess of the approximately 1% cap on compensation they may contribute to the Company’s 401k Savings Plan. The Company will match up to 50% of the first 6% of their compensation that is deferred into both the Plan and the 401k Savings Plan. The Non-Qualified Savings Plan is filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended December 22, 2004.

The Company reimburses the Named Executive Officers for certain medical expenses, up to $3,500 for each plan year under the Company's Executive Medical Reimbursement Plan and pays group life insurance premiums for coverage in excess of $50,000.

The Company has agreed that (i) if Mr. Gilman leaves the Company’s employment for any reason other than retirement or termination by the Company for cause, he will be paid at his base compensation rate on the date of termination for a period of nine months thereafter, (ii) if Mr. Dunn leaves the Company’s employment for any reason other than termination for malfeasance or retirement, he will be paid at his base compensation rate on the date of termination for a period of 12 months thereafter, (iii) if Mr. Blade leaves the Company for any reason except termination for just cause, he will be paid at his base compensation rate at the time of the termination for ten (10) months thereafter, and (iv) if Ms. Crosby leaves the Company for any reason except termination for just cause, she will be paid at her base compensation rate at the time of the termination for ten (10) months thereafter